CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

RESTATED LICENSE AGREEMENT
THIS RESTATED LICENSE AGREEMENT (the “Agreement”) is entered into as of March 6th, 2008 (the “Effective Date”) by and between KUREHA CORPORATION, a Japanese corporation (“Kureha”), having an address of 3-3-2, Nihonbashi-Hamacho, Chuo-ku, Tokyo 103-8552, Japan, and OCERA THERAPEUTICS, INC., a Delaware corporation (“Ocera”), having an address of 12651 High Bluff Drive, Suite 230, San Diego, CA 92130, United States of America.
RECITALS
WHEREAS, Kureha and Ocera have entered into the License Agreement effective as of August 31, 2005 (the “Original Effective Date”), as amended by Amendment Agreement dated December 22, 2006 (the “Original Agreement”);
WHEREAS, Ocera desires to extend the territory for the license under the Original Agreement, and Kureha is willing to extend such territory; and
WHEREAS, Kureha and Ocera are willing to amend and restate the Original Agreement as set forth in this Agreement, in order to confirm the terms and conditions of such extension.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS
1.1    “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to "control" another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.
1.2    “Calendar Quarter” shall mean each respective period of three consecutive months ending on March 31, June 30, September 30 and December 31.
1.3    “CKD” shall mean chronic kidney disease.
1.4    “CKD Licensee” shall have the meaning provided in Section 2.2.
1.5    “Clinical Supply Agreement” shall mean Clinical Manufacture and Supply Agreement entered between Kureha and Ocera as of December 22, 2005 for the supply of Compound by Kureha to Ocera for clinical use for the Field and the Licensed Territory.
1.6    “Combination Product” shall mean any product that is a Product sold in combination with any other active ingredient(s) or compound(s) that is not part of the Product (whether packaged together or in the same therapeutic formulation).
1.7    “Competing Product” shall mean any carbon-based adsorbent product (activated carbon) orally used for pharmaceutical purposes and consisting of more than 90% carbon, which is similar in function, characteristics or mechanism to the Compound.
1.8    “Commercially Reasonable Efforts” shall mean those efforts consistent with the exercise of customary scientific and business practices as applied in the pharmaceutical industry in a particular jurisdiction for development and commercialization activities conducted with respect to other products of similar potential and market size in such jurisdiction.
1.9    “Compound” shall mean (a) the drug substance which is known as Kremezin (AST‑120), which shall be the spherical adsorptive carbon described in DMF Number 16077 as of the Effective Date, (b) any other carbon-based adsorbent product(activated carbon) consisting of more than 90% carbon, Controlled by Kureha or its Affiliates, which is equivalent or alternative to Kremezin (AST-120), as such terms are defined in the FDA’s “Orange Book” or comparable regulatory standards of the EMEA, or (c) any composition covered under Kureha Technology, which is equivalent or alternative to Kremezin (AST-120), as such terms are defined in the FDA’s “Orange Book” or regulatory standards of the EMEA.
1.10    “Confidential Information” shall have the meaning provided in Section 9.1.
1.11    “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.
1.12    “DMF” (Drug Master File) shall mean a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.
1.13    “EMEA” shall mean European Medicines Agency, or Committee for Medicinal Products for Human Use (CPHP) or its appropriate successor agency.
1.14    “FDA” shall mean the United States Food and Drug Administration or its successor agency.
1.15    “Field” shall mean any human therapeutic indications in the areas of Gastro‑Intestinal Disease and Liver Disease.
1.16    “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval.
1.17    “Gastro-Intestinal Disease” shall mean any stomach, intestinal, esophageal or colon disease or disorder, including inflammatory bowel disease (IBD), irritable bowel syndrome (IBS), diarrhea or digestive disorder.
1.18    “Generic Competition” shall mean, with respect to a given country in the Licensed Territory, the situation in which one or more generic product(s) having specifications substantially the same as the specifications of applicable Product takes, in aggregate, more than a 15% market share of the market for the Product in such country (as reported in sales by Intercontinental Medical Statistics (IMS) or a similar tracking service to be agreed to between the parties) for any two consecutive Calendar Quarters.
1.19    “Gross Margin” shall mean the ratio of (a) an amount equal to (i) Net Sales minus (ii) cost of sales, including, but not limited to, the Transfer Price set forth in Section 4.1 of the Supply Agreement, cost of contract fill-finish, cost of re-packaging, internal labor to oversee contract repackager, freight, import fees, transit insurance, product liability insurance, cost of procurement function to order bulk Compound, legal fees for packaging review including any intellectual property matters, QA/QC testing cost, inventory cost, FDA or other regulatory authority manufacturing fee for warehousing or other fees, appropriate capitalization and depreciation for fill-finish and repackaging, and all royalties paid by Ocera to Kureha under Section 3.2 hereof or to any Third Parties under Section 3.4 hereof, to (b) Net Sales, with respect to a Product sold by Ocera or its Sublicensee in the Field in the Licensed Territory, with all such amounts being calculated in accordance with U.S. generally accepted accounting principles consistently applied.
1.20    “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, clinical and test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.
1.21    “IND” shall mean an Investigational New Drug application (as more fully defined in 21 C.F.R. 312.3 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority in the Licensed Territory outside the United States of America (including any supra-national agency such as in the European Union).
1.22    “Kureha Improvements” shall mean any improvement, discovery or invention, whether or not patentable, relating to the use or formulation of any Compound, and any Patents and Information that claim or cover such improvement, discovery or invention, that Kureha or any of its Affiliates Controls during the Term and that may be used in the Field.
1.23    “Kureha Indemnitee” shall have the meaning provided in Section 11.2.
1.24    “Kureha Know-How” shall mean Information that Kureha or any of its Affiliates Controls on the Original Effective Date or during the Term, which is necessary or useful to develop, fill and finish, use, distribute, promote, market, offer for sale, sell, have sold, import or export Compound or Product in the Field in the Licensed Territory or otherwise to practice the Kureha Patents in the Field in the Licensed Territory, including any replication or any part of such Information and any Information relating to Kureha Improvements. Kureha Know‑How excludes the Kureha Patents.
1.25    “Kureha Patents” shall mean all Patents that Kureha or any of its Affiliates Controls as of the Original Effective Date or during the Term, which are necessary or useful to develop, fill and finish, use, distribute, promote, market, offer for sale, sell, have sold, import or export Compound or Product in the Field in the Licensed Territory, including any Patents claiming any Kureha Improvements. The Kureha Patents include, without limitation, the Patents set forth in Exhibit A hereto.
1.26    “Kureha Technology” shall mean the Kureha Patents and Kureha Know-How.
1.27    “Licensed Territory” shall mean worldwide except Japan, China, Korea, Taiwan, Philippines and India.
1.28    “Liver Disease” shall mean any hepatic disease or disorder.
1.29    “Losses” shall have the meaning provided in Section 11.1.
1.30    “Major Country” shall mean France, Germany, Italy, the United Kingdom or the United States of America.
1.31    “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority in the Licensed Territory outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.
1.32    “Net Sales” shall mean the gross amount invoiced for sales of Products by Ocera or its Affiliates or Sublicensees to any Third Party, exclusive of inter-company transfers, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (a) trade, quantity or cash discounts actually allowed, including charge back payments, administrative fees, and rebates granted to managed care organizations, purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits actually allowed for claims, allowances for damaged goods, retroactive price reductions or returned goods; (c) returns or rejections of Product and retroactive price reductions; (d) prepaid freight, postage, shipping, customs duties and insurance charges; and (e) sales taxes, value added taxes, duties and other governmental charges, rebates or charge backs actually paid in connection with the sale, to the extent not reimbursed (but excluding income taxes). With regard to Combination Products, the determination of Net Sales as it applies to a Combination Product will be subject to mutual agreement of the parties.
1.33    “New Compound” shall mean any carbon-based adsorbent product (activated carbon) that is not a Compound.
1.34    “New Compound Know-How” shall mean Information that Kureha or any of its Affiliates Controls during the Term, which is necessary or useful to develop, fill and finish, use, distribute, promote, market, offer for sale, sell, have sold, import or export any New Compound or any product that contains a New Compound in the Field in the Licensed Territory or otherwise to practice the New Compound Patents in the Field in the Licensed Territory, including any replication or any part of such Information. New Compound Know‑How excludes the New Compound Patents.
1.35    “New Compound Patents” shall mean all Patents that Kureha or any of its Affiliates Controls as of the Original Effective Date or during the Term, which are necessary or useful to develop, fill and finish, use, distribute, promote, market, offer for sale, sell, have sold, import or export any New Compound or any product that contains a New Compound in the Field in the Licensed Territory.
1.36    “Ocera Improvements” shall mean any improvement, discovery or invention, whether or not patentable, relating to the use or formulation of any Compound, and any Patents and Information that claim or cover such improvement, discovery or invention, that Ocera or any of its Affiliates Controls during the Term.
1.37    “Ocera Indemnitee” shall have the meaning provided in Section 11.1.
1.38     “Patents” shall mean (a) patents, re-examinations, reissues, confirmations, extensions (including supplemental protection certificates) and term restorations, and (b) pending applications for patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.
1.39    “Pivotal Trial” shall mean a human Phase III clinical trial that would provide data sufficient to support filing of an NDA.
1.40    “Product” shall mean a product that contains any Compound, including all formulations and modes of administration thereof.
1.41    “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.
1.42    “Rest of the World” shall mean the entire world excluding the Licensed Territory.
1.43    “Royalty Term” shall mean, on an indication by indication basis, in the case of any Product, in any country in the Licensed Territory, the period of time commencing on the First Commercial Sale in such country and ending upon the earlier of:
(a)    either (i) the expiration in such country of the last-to-expire valid claim of an issued patent within the Kureha Patents covering the composition or use of the Compound or Product (but excluding valid claims of an issued patent within the Kureha Patents that cover only Kureha Improvements, which are subject to the terms of Section 2.6(a), except as noted below) or (ii) the expiration of the applicable time period during which the FDA, or applicable governmental or regulatory authority having jurisdiction over the Product in any particular country or region in the Licensed Territory, prohibits reference, without the consent of Ocera (or its Sublicensee) as the owner of an NDA for the Product, to the clinical and other data that is contained in such NDA, and that is not published or publicly available outside of such NDA in such country, if later than the date in item (i); or
(b)    when there is Generic Competition in such country.
If after the Royalty Term ends due to item (b) of this Section 1.43 but prior to item (a) occurring, Generic Competition no longer exists, the Royalty Term shall re-commence for the period described in item (a), as long as Gross Margin is and remains at a level equal to or greater than the average Gross Margin level for the six-months immediately prior to the initial entrance of Generic Competition.
With respect to any Product sold for the treatment of IBS only, Section 1.43(a)(i) shall read as follows (in lieu of the language in Section 1.43(a)(i) above): the expiration in such country of the last-to-expire valid claim of an issued patent within the Kureha Patents (including valid claims of an issued patent within the Kureha Patents that cover Kureha Improvements) covering the composition of the Product or use of the Product for the treatment of IBS.
1.44    “Safety Agreement” shall mean Agreement for Procedures for Exchange of Pharmacovigilance Data regarding AST-120 entered between Kureha and Ocera as of March 29, 2006 with respect to procedures for collection and exchange of pharmacovigilance data regarding the Product.
1.45    “Specified Countries” shall mean the United States of America, its territories and possessions, Canada, Mexico, Austria, Albania, Andorra, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, the Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and the United Kingdom.
1.46    “Sublicensee” shall mean a Third Party or an Affiliate of Ocera to whom Ocera has granted a sublicense of the right to develop, finish and fill, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products, beyond the mere right to purchase Product. Sublicensee shall include a Third Party or an Affiliate to whom Ocera's Sublicensee has granted a further sublicense as permitted hereunder.
1.47    “Supply Agreement” shall mean Commercial Manufacture and Supply Agreement entered between Kureha and Ocera as of November 1, 2007 for the supply of Compound by Kureha to Ocera for commercial use for the Field and the Licensed Territory.
1.48    “Term” shall have the meaning provided in Section 10.1.
1.49    “Third Party” shall mean any entity other than Kureha or Ocera or an Affiliate of Kureha or Ocera.
1.50    “Veterinary Licensee” shall have the meaning provided in Section 2.4.

2.	GRANT OF RIGHTS
2.1    License Granted to Ocera.
(a)    Exclusive License. Kureha hereby grants to Ocera, during the Term, an exclusive, royalty‑bearing license, with the right to sublicense, under the Kureha Technology (other than Kureha Improvements) to develop, use, distribute, import and export Compounds and to develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import and export Products, in each case only in the Field and in the Licensed Territory. Kureha further grants Ocera an exclusive license, with the right to sublicense, to use Kureha Technology (other than Kureha Improvements) to the extent necessary to formulate or have Compounds formulated into bulk Product and package bulk Product into finished Product, solely for sale of Products in the Field and in the Licensed Territory. Without limiting the foregoing, under the license granted under this Section 2.1(a), Kureha hereby grants to Ocera, during the Term, an exclusive right to access, use and reference all clinical data and regulatory filings, correspondence and approvals of Kureha in order to develop, use, distribute, import and export Compounds and to develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import and export Products, in each case only for the Field and for the Licensed Territory.
(b)    Right to Sublicense. Ocera shall have the right to sublicense (which sublicensing right includes the right to allow such direct sublicensees to further sublicense to any of its Affiliates or to any Third Party) the rights granted under Section 2.1(a) to any of its Affiliates or to any Third Party; provided that such Affiliate or Third Party does not, at the time when such sublicense is granted, manufacture, sell, market or is not developing a Competing Product in the Field in the Licensed Territory (provided that a CKD Licensee that manufactures, sells, markets or is developing a Product shall not be considered a Third Party that manufactures, sells, markets or is developing Competing Product). In the event that Ocera grants a sublicense or its Sublicensee grants a further sublicense to any of its Affiliates or to any Third Party under this Section 2.1(b), Ocera shall timely identify such Sublicensee to Kureha by providing Kureha with such Sublicensee’s name, address, telephone numbers, names of responsible contact persons and thereafter any other information concerning such Sublicensee as reasonably requested by Kureha. Any sublicense granted under this Agreement shall be subject to, and consistent with, the terms and conditions of this Agreement. Ocera shall use commercially reasonable efforts to enforce the terms of any such sublicense. Ocera shall remain responsible for all obligations under this Agreement that have been so sublicensed, and for any action or inaction of Sublicensees. In the event of a material default by any Sublicensee under a sublicense agreement, Ocera shall take such action as necessary or appropriate to cure such default.
2.2    CKD License. If, within 30 months of the Original Effective Date, unless extended by mutual written agreement of Ocera and Kureha, and before Ocera grants a sublicense to a Sublicensee in the Field in the Licensed Territory, Kureha grants a license to a Third Party (the “CKD Licensee”) to develop and commercialize Compounds and Products for treatment of CKD in humans, then prior to Ocera granting such a sublicense, Ocera shall provide the CKD Licensee a one time right of first negotiation to obtain a sublicense with respect to Compounds and Products in the Field in the Licensed Territory. Ocera shall provide written notice to Kureha and/or the CKD Licensee of such proposed sublicense with available information then in Ocera’s possession regarding clinical trials that have been completed by Ocera in order to enable the CKD Licensee to make a reasonable assessment of such proposed sublicense; provided, however that Ocera shall not be required to unblind any blinded clinical trials to supply information with regarding to those trials. The CKD Licensee may also request from Ocera the right to negotiate a sublicense to the Compounds and Products in the Field in the Licensed Territory; provided, however that Ocera shall be under no obligation to negotiate with the CKD Licensee except as provided in the prior sentence. If Ocera and the CKD Licensee fail to reach agreement on the principal financial terms of such a sublicense within 60 days following the date of written notice by Ocera to the CKD Licensee of its willingness to commence negotiations for such proposed sublicense or fail to enter into a written agreement within 90 days following the date of such written notice by Ocera to the CKD Licensee, then Ocera shall be free to grant sublicenses to one or more Sublicensees in the Field in the Licensed Territory with no further obligation to the CKD Licensee. For clarification, if Kureha has not entered into a license agreement with a CKD Licensee to develop and commercialize Compounds and Products for treatment of CKD in humans, then Ocera shall be free to grant sublicenses to one or more Sublicensees in the Field in the Licensed Territory. In the event that Kureha or any of its Affiliates has not entered into a license for treatment of CKD in humans in the Licensed Territory Ocera may provide written notice to Kureha that Ocera would like to negotiate with Kureha the right to include CKD in the Field and Kureha agrees to discuss in good faith with Ocera the possibility of Kureha granting Ocera such rights.
2.3    Commercially Reasonable Efforts. Ocera, agrees that it and, as applicable, its Sublicensees, shall use Commercially Reasonable Efforts to pursue development and commercialization of Products in the Field in the U.S. and in such other portion of the Licensed Territory as Ocera deems appropriate. Ocera acknowledges Kureha’s preference that Ocera and, as applicable, its Sublicensees, develop and commercialize Products in the Field in the Major Countries. Ocera will keep Kureha informed of development and commercialization activities with respect to the Compound and Products in the Field in the Licensed Territory by providing Kureha a written summary of such activities every 6 months. Additionally, every 12 months, Ocera will make a full presentation to Kureha regarding such development and commercialization activities and plans for three consecutive years starting on the Effective Date.
2.4    Use of Trademarks Outside the Field; Veterinary Uses of Product. If (a) Ocera or its Sublicensees decides to use a trademark, trade name or trade dress in connection with the commercialization of Products in the Field in the Licensed Territory and provides written notice to Kureha of use of such trademark, trade name or trade dress, and (b) any Third Party to whom Kureha grants any license or right to develop or commercialize the Products outside the Field in the Licensed Territory has not decided, at the time of receipt by Kureha of such written notice, to use such trademark, trade name or trade dress in connection with the commercialization of Products outside of the Field in the Licensed Territory, Kureha will without delay notify such Third Party that, according to the notice provided by Ocera to Kureha, Ocera or its Sublicensee plans to use such trademark, trade name or trade dress in connection with the Products in the Field in the Licensed Territory. Notwithstanding the foregoing, Kureha shall not be responsible for any action or inaction of such Third Party. In addition, in any term sheet or agreement regarding the granting by Kureha to a Third Party (“Veterinary Licensee”) of any license or right to develop or commercialize Compounds and Products for veterinary use, Kureha will expressly state that Kureha has separately granted a license for certain human therapeutic uses to another party and that Kureha is not granting any rights to the Veterinary Licensee, to develop, make, have made, use, offer for sale, sell, market, distribute or import Compound for any human therapeutic indications in the Field in the Licensed Territory.
2.5    Right to Negotiate Expansion of the Field. Kureha acknowledges Ocera’s interest in receiving a license from Kureha for human therapeutic uses of the Compound and Product outside of the Field and other than for treatment of CKD. If Kureha decides to grant a license to develop and commercialize Compounds and Products for treatment outside of the Field and other than for treatment of CKD in humans in the Licensed Territory, it will without delay provide written notice to Ocera and will take into account Ocera’s interest in obtaining the license. If Kureha decides to grant such license to a Third Party, Kureha will consider the impact of granting such license to such Third Party on Ocera’s license in the Field and the Licensed Territory under this Agreement.
2.6    Cross‑License to Improvements; Disclosure.
(a)    Kureha. Kureha hereby grants to Ocera an exclusive, royalty‑free, fully‑paid license, with the right to sublicense, to practice the Kureha Improvements to develop, use, distribute, import and export Compounds and to develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import and export Products, in each case only in the Field and in the Licensed Territory. Kureha further grants Ocera an exclusive, royalty‑free, fully‑paid license, with the right to sublicense, to use Kureha Improvements to the extent necessary to formulate or have Compounds formulated into bulk Product and package bulk Product into finished Product, solely for sale of Products in the Field and in the Licensed Territory. From time to time, at least semi-annually, during the Term and as set forth in Section 7.1, Kureha shall disclose to Ocera Kureha Technology, including, without limitation, Kureha Improvements and all clinical data and regulatory filings, correspondence and approvals of Kureha, in order to allow Ocera to exercise fully the licenses granted to Ocera in the Field and the Licensed Territory under this Agreement. Notwithstanding the foregoing, if Kureha has obtained rights to any Kureha Improvements from any Third Party and would be obligated to make any payment to such Third Party for the practice of such Kureha Improvements in the Field and in the Licensed Territory, then Ocera will be responsible for making such payment to Kureha (who will be obligated to forward such payment to such Third Party) to the extent that Ocera or any of its Sublicensees choose to practice such Kureha Improvements in the Field and in the Licensed Territory. The foregoing notwithstanding, Kureha shall have no obligation whatsoever to conduct or engage in any further research, development, testing, experimentation, clinical trials or otherwise or prepare and file for any regulatory approvals or other related activities concerning the Compounds or Products following the Effective Date, except the reproductive and developmental toxicity studies which Kureha plans to conduct and except as relates to Compound manufacturing if required by the FDA, or applicable governmental or regulatory authority having jurisdiction over the Product in any particular country or region in the Licensed Territory.
(b)    Ocera. Ocera hereby grants to Kureha an exclusive, royalty‑free, fully‑paid license, with the right to sublicense, to practice the Ocera Improvements to develop, use, distribute, import and export Compounds and to develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import and export Products, in all fields other than the Field in the Licensed Territory and in all fields including the Field in the Rest of the World. Ocera further grants Kureha an exclusive, royalty‑free, fully‑paid license, with the right to sublicense, to use Ocera Improvements to the extent necessary to formulate or have Compounds formulated into bulk Product and package bulk Product into finished Product, solely for sale of Products in all fields other than the Field in the Licensed Territory and in all fields including the Field in the Rest of the World. From time to time during the Term, Ocera shall disclose to Kureha Ocera Improvements. Notwithstanding the foregoing, if Ocera has obtained rights to any Ocera Improvements from any Third Party and would be obligated to make any payment to such Third Party for the practice of such Ocera Improvements in the all fields other than the Field in the Licensed Territory and in all fields including the Field in the Rest of the World, then Kureha will be responsible for making such payment to such Third Party to the extent that it or any of its Affiliates or sublicensees choose to practice such Ocera Improvements in the all fields other than the Field in the Licensed Territory and in the all fields including the Field in the Rest of the World.
2.7    No Implied Licenses. No right or license under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.
2.8    Non‑Competition.
(a)    Ocera. Ocera shall, and shall cause any of its Affiliates to, refrain from manufacturing, developing, marketing or selling any Competing Product for use in the Field in the Licensed Territory, to the extent permitted under applicable law. Ocera shall impose a similar obligation on all of its Sublicensees, to the extent permitted by applicable law, and if Ocera becomes aware of the Sublicensee’s breach of such obligation, Ocera shall use Commercially Reasonable Efforts to cause the Sublicensee to cure such breach or shall terminate the sublicense agreement with the Sublicensee; provided, however that in no event will Ocera incur liability to Kureha for money damages for the Sublicensee’s breach of such obligation.
(b)    Kureha. Kureha shall, and shall cause any of its Affiliates to, refrain from manufacturing, developing, marketing or selling any Competing Product for use in the Field in the Licensed Territory, to the extent permitted by applicable law; provided, however, that if this Agreement is terminated before December 31, 2022, this non-competition obligation of Kureha shall survive until December 31, 2022 so long as Kureha continues to be the exclusive supplier of the Compound to Ocera and its Sublicensees. Kureha intends to impose on all of its licensees within the Licensed Territory of rights to Compound, to the extent permitted by applicable law, an obligation to refrain from manufacturing, developing, marketing or selling any Competing Product (or its equivalent) for use in their respective fields and territories within the Licensed Territory.
2.9    Rights to License New Compounds. Ocera will have a first right to negotiate a license agreement with Kureha for rights to develop, use, distribute, import and export any New Compound and to develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import and export product containing such New Compound in the Field in the Licensed Territory, if Kureha or any of its Affiliates discovers or obtains Control of any New Compound. If Kureha or any of its Affiliates discovers or obtains Control of any New Compound, Kureha will provide written notice to Ocera, and, if Ocera provides written notice to Kureha of its interest in such New Compound within 30 days after Ocera receives such notice from Kureha, Kureha will negotiate in good faith with Ocera the terms of such license on terms mutually acceptable to the parties during the 60‑day period following such notice. If Ocera and Kureha fail to reach agreement on the principal financial terms of such a license within 60 days following the commencement of negotiations or fail to enter into a written agreement within 90 days following commencement of negotiations, then Kureha shall be free to grant a license to a Third Party to develop and commercialize such New Compound and products containing such New Compound on terms no more favorable to the licensee than those terms last proposed by Kureha to Ocera. If Kureha intends to offer such license to a Third Party on terms more favorable to the licensee than those terms last proposed by Kureha to Ocera, Kureha shall first offer such more favorable terms to Ocera.

3.	FEES AND PAYMENTS
3.1    Milestone Payments. Within 30 days following the first occurrence of each of the events set forth below with respect to a Product for a specific indication, Ocera shall pay to Kureha the milestone payment set forth below (whether such milestone is achieved by Ocera or any of its Sublicensees):

Milestone Event for First GI Indication	Milestone Payment
Initiation (first dosing) of Pivotal Trial in first Major Country	[*]
NDA submission in first Major Country	[*]
NDA approval in first Major Country(1)	[*]

Milestone Event for Second GI Indication	Milestone Payment
Initiation (first dosing) of Pivotal Trial in first Major Country	[*]
NDA submission in first Major Country	[*]
NDA approval in first Major Country(1)	[*]

Milestone Event for Third GI Indication	Milestone Payment
Initiation (first dosing) of Pivotal Trial in first Major Country	[*]
NDA submission in first Major Country	[*]
NDA approval in first Major Country(1)	[*]

Milestone Event for Liver Indication	Milestone Payment
Initiation (first dosing) of Pivotal Trial in first Major Country	[*]
NDA submission in first Major Country	[*]
NDA approval in first Major Country(1)	[*]

(1)    In the event that the first NDA is approved in any Major Country in which a separate governmental pricing approval for health insurance reimbursement is required in addition to NDA approval, Ocera shall pay [*] of the applicable milestone payment upon approval of the NDA in such Major Country and the remaining [*] upon such pricing approval in such Major Country.
*Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested.
Each of the milestone payments described in this Section 3.1 shall be payable only one time for the first occurrence of the applicable event. All payments made to Kureha pursuant to this Section 3.1 are non-refundable and may not be credited against any other payments payable by Ocera to Kureha under this Agreement.
3.2    Royalties. During the Royalty Term, Ocera shall pay to Kureha royalties on Net Sales of Products in the Field in the Licensed Territory at the following rates (subject to Section 3.3):
(a)    [*] of that portion of total annual Net Sales of Products in the Field in the Licensed Territory that is less than or equal to [*];
(b)    [*] of that portion of total annual Net Sales of Products in the Field in the Licensed Territory that is greater than [ * ] and less than or equal to [ * ]; and
(c)    [*] of that portion of total annual Net Sales of Products in the Field in the Licensed Territory that is greater than [ * ].
The obligation to pay Kureha royalties shall continue throughout the Royalty Term, including any period of re-commencement of the Royalty Term due to disappearance of Generic Competition as provided in Section 1.43. Notwithstanding Section 12.8, if required by applicable antitrust law or competition law, above mentioned royalty rates shall be amended to the maximum extent acceptable in compliance with requirements under such applicable antitrust law or competition law.
3.3    Royalty Reduction. If the Gross Margin for sales of Products of Ocera or any of its Sublicensees for any Calendar Quarter is less than [*], then the royalties payable to Kureha set forth in Section 3.2 above shall be reduced for such quarter to the extent required to cause Ocera or its Sublicensee to recognize a Gross Margin of no less than [*] for such quarter. However, under no circumstances shall the royalties payable to Kureha as set forth in Section 3.2 above be reduced below [*].
3.4    Royalty Credit. On a Product-by-Product basis, if (i) a claim is made, or Ocera or its Sublicensees have reason to believe that a claim may be made, against Ocera or its Sublicensees for infringement of any intellectual property rights of a Third Party (which such Third Party has rights to enforce in the Field in the applicable country in the Licensed Territory in which such claim is or may be made) due to Ocera or its Sublicensees practicing the Kureha Technology, (ii) access to such Third Party intellectual property rights is essential for manufacturing, developing or commercializing any Product, and (iii) a separate license to Ocera or its Sublicensees from such Third Party is required in order to allow Ocera or its Sublicensees to continue manufacturing, developing or commercializing any Product, Ocera shall have the right to reduce any amount of royalty otherwise due Kureha hereunder by the amount of royalty actually paid by Ocera or any of its Sublicensees to such Third Party under any such license granted by such Third Party; provided, however, that Ocera shall use Commercially Reasonable Efforts to minimize such royalty paid to any Third Party and provided, further that in no event shall the royalties due to Kureha for any Product in any Calendar Quarter be reduced to less than one-half of the payment otherwise due to Kureha hereunder for such Product in such country and in no event shall the royalties due to Kureha as set forth in Section 3.2 above be reduced below [*].
*Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested.
3.5    Additional Payments.
(c)    Kureha and Ocera acknowledge that Ocera paid to Kureha an upfront fee of US$1,5000,000 within 30 days after the Original Effective Date.
(d)    Additionally, Ocera will pay to Kureha a non-refundable, non-creditable one-time payment equal to [ * ] at the time of first positive Phase III trial (No. AST001) result, which enables Ocera to initiate the Pivotal Trial in such indication; provided, however, that Ocera shall notify Kureha of the result of such Phase III trial (No. AST001) and Ocera’s decision whether such result enables Ocera to initiate the Pivotal Trial in such indication (the “Ocera Notice”) by 5:00 p.m. San Diego time on March 28, 2008. Such payment shall be made by Ocera to Kureha within thirty (30) days after the date of invoice for such payment from Kureha if the Ocera Notice indicates that Ocera has determined to initiate the Pivotal Trial of such indication as noted above. Further, additionally, Ocera will pay Kureha [*] of each milestone payment, if any, received by Ocera from each Sublicensee for achievement of a milestone event with regard to Sublicensee’s activities in the Licensed Territory other than Specified Countries. Such payments shall be made by Ocera to Kureha within thirty (30) days after Ocera receives each milestone payment from such Sublicensee.

4.	PAYMENT; RECORDS; AUDITS
4.1    Payment; Reports. All payments due to Kureha under this Agreement shall be paid within 45 days of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Products by Ocera and its Sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales, Net Sales, the deductions made in calculating Net Sales as provided in Section 1.32 (including discounts, administrative fees, rebates, credits and returns) and Gross Margin. In addition, Ocera shall provide its method and process for calculating the same. Ocera shall keep, and shall cause its Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Kureha to confirm the accuracy of all payments due hereunder.
4.2    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country where such Net Sales occurred as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Kureha, unless otherwise specified in writing by Kureha.

*Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested.
4.3    Income Tax Withholding. Kureha will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Ocera, Ocera will (a) deduct such taxes from the payment made to Kureha, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Kureha and certify its receipt by the taxing authority within 30 days following such payment.
4.4    Audits. During the Term and for a period of three years thereafter, Ocera shall keep and shall cause its Sublicensees to keep complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Kureha to confirm the accuracy of all royalty payments due hereunder. Ocera shall permit and cause its Sublicensees to permit Kureha to cause an independent, certified public accountant reasonably acceptable to Ocera and its Sublicensees to audit such records of Ocera and its Sublicensees to confirm Net Sales, Gross Margin and royalty payments for a period covering not more than the three years preceding the date the applicable payment was made. Such audits may be exercised during normal business hours upon a minimum of 60 days prior written notice to Ocera, but no more than frequently than once per year. Prompt adjustments shall be made by the parties to reflect the results of such audit. Kureha shall bear the full cost of such audit unless such audit discloses an underpayment by Ocera of more than 5% of the amount of royalty payments due under this Agreement, in which case, Ocera shall bear the full cost of such audit and shall promptly remit to Kureha the amount of any underpayment.

5.	SUPPLY OF COMPOUND
5.1    Exclusive Supplier. Ocera shall exclusively purchase and have its Sublicensees exclusively purchase Compound during the Term, except as otherwise agreed between the parties in writing.
5.2    Supply Agreement. Kureha shall supply Ocera with Compound and Ocera shall purchase Compound from Kureha for commercial use in accordance with the Supply Agreement.
5.3    Clinical Supply. Kureha shall supply Ocera with Compound and Ocera shall purchase Compound from Kureha for clinical use in accordance with the Clinical Supply Agreement.

6.	ADVERSE EVENTS
6.1    Collection and Exchange of Pharmacovigilance Data. Ocera shall, and shall require its Sublicensees to, collect information of adverse events believed to be related to any Product in the Field in the Licensed Territory to the extent required by applicable laws, rules or regulations. Kureha shall, and shall require its licensees and their sublicensees to, collect information of adverse events believed to be related to any Product in all fields other than the Field in the Licensed Territory and in all fields including the Field in the Rest of the World to the extent required by applicable laws, rules or regulations. Information on such adverse events which has been collected pursuant to this Section 6.1 and may require immediate safety measures (such as special information/warnings to the medical profession, patients, authorities or withdrawal of the Product) shall be reported to the other party hereof without delay after having become known. The same shall apply in case of reports on adverse events being both serious and related to any Product. Kureha and Ocera shall carry out collection and exchange of pharmacovigilance data regarding the Product in accordance with the Safety Agreement.

7.	INTELLECTUAL PROPERTY
7.1    Patent Prosecution and Maintenance. Kureha shall be responsible for prosecution and maintenance of all Kureha Patents, at Kureha’s expense, and shall use commercially reasonable efforts to maintain and prosecute the Kureha Patents in the Licensed Territory during the Term. Kureha shall decide strategies for prosecuting the Kureha Patents in the Licensed Territory by considering in good faith Kureha’s corporate interests and taking into account the reasonable requests and suggestions of Ocera with respect to such strategies. Kureha shall keep Ocera informed of progress with regard to the prosecution and maintenance of the Kureha Patents by providing Ocera copies of official actions, amendments and responses by facsimile or otherwise, within 10 business days of receipt by Kureha, as applicable, of such action, amendment or response, with respect to such prosecution and maintenance. At least every six months during the Term, Kureha will provide Ocera with a written report detailing Kureha Improvements and activities related to the Kureha Patents including, but not limited to, patent filings and office actions. In the event that Kureha desires to abandon any Kureha Patent in the Licensed Territory, Kureha shall provide reasonable prior written notice to Ocera of such intention to abandon and provide Ocera an opportunity to discuss with Kureha the possibility of assuming responsibility for such Kureha Patent. If Kureha agrees that Ocera assumes responsibility for any Kureha Patent, such Patent shall be assigned to Ocera on conditions agreed to between the parties and shall no longer be included in the Kureha Patents subject to this Agreement.
7.2    Patent Term Restoration. The parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Kureha Patents. If elections with respect to obtaining such patent term restoration are to be made in the Licensed Territory, Ocera shall have the right to make the election to seek patent term restoration or supplemental protection and Kureha shall abide by such election. If elections with respect to obtaining such patent term restoration are to be made in the Rest of the World, Kureha shall have the sole right to make the election to seek patent term restoration or supplemental protection.
7.3    Infringement by Third Parties. Kureha and Ocera shall promptly notify the other in writing of any alleged or threatened infringement of any Kureha Patent of which they become aware. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation. Kureha shall have the first right to bring and control any action or proceeding with respect to infringement of any of the Kureha Patents, including, without limitation, any action or proceeding filed in connection with an abbreviated new drug application filed by a Third Party, in the Licensed Territory at its own expense and by counsel of its own choice, and Ocera shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Kureha fails to bring an action or proceeding within (a) 120 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Ocera shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Kureha shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event that a party brings, or wishes to bring, an infringement action, the other party shall cooperate fully (including, if legally required to bring such action, joining as a party to such action or furnishing of a power of attorney); provided that the costs incurred by the other party for such cooperation (including reasonable attorney's fees) shall be borne by the party who wishes to bring such action. The party that brings and controls such action or proceeding shall keep the other parties updated regarding the status and costs of such action or proceeding. In no event shall either party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3, fail to defend the validity of, any Kureha Patent without the other party’s prior written consent. Neither party shall have the right to settle any patent infringement litigation under this Section 7.3 relating to any Kureha Patent without the prior written consent of the other party, which shall not be unreasonably withheld. Except as otherwise agreed by the parties as part of a cost-sharing arrangement, any recovery obtained by either party in connection with or as a result of any action contemplated by Sections 7.3, whether by settlement or otherwise, shall be shared in order as follows: (i) the party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action; (ii) the other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; (iii) any remaining amounts after such reimbursement of the parties’ costs and expenses that are attributable to lost sales or lost profits with respect to Products shall be treated as Net Sales of Products for purposes of this Agreement; and (iv) any other remaining amounts after such reimbursement of the parties’ costs and expenses shall belong to the party that brought and controlled such action.
7.4    Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Kureha shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Kureha’s activities at its own expense and by counsel of its own choice, and Ocera shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Ocera shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Ocera’s activities at its own expense and by counsel of its own choice, and Kureha shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 7.4 in a manner that diminishes the rights or interests of the other party without the written consent of such other party, which shall not be unreasonably withheld.

8.	REPRESENTATIONS AND WARRANTIES
8.1    Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
8.2    Kureha Representations and Warranties. Kureha represents and warrants to Ocera that, as of the Effective Date and the Original Effective Date:
(c)    Kureha has the right, power and authority to grant the licenses contemplated under this Agreement.
(d)    To Kureha’s actual knowledge, the practice of the Kureha Technology to develop, manufacture or commercialize Compounds or Products in the Field in the Licensed Territory does not infringe any issued Patents of any Third Party, and Kureha has received no notice, and is not aware of any threat or claim, of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to the Kureha Technology.
(e)    To Kureha’s actual knowledge, the Kureha Patents in existence on the Effective Date are valid and enforceable, other than as communicated to Ocera, and Kureha is not aware of any Patent owned or controlled by a Third Party with claims that dominate (in whole or in part) the claims of the Kureha Patents.
(f)    All inventors (i) of any inventions claimed by the Kureha Patents and (ii) named as inventors in such Kureha Patents, who were Kureha employees at the time such invention was made, have assigned their entire right, title and interest in and to such inventions and the corresponding Kureha Patents to Kureha, and, to Kureha’s knowledge, no person, other than those persons named as inventors in any Kureha Patents, is an inventor of the invention(s) claimed in such Kureha Patents.
(g)    Kureha has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification proceeding involving any Kureha Patents.
(h)    Kureha has provided all material information regarding the Compound in Kureha’s and its Affiliates’ possession that Ocera has requested, and, to Kureha’s actual knowledge, there is no other material information regarding the Compound and Kureha Know-How in Kureha’s and its Affiliates’ possession, except for manufacturing know-how for the Compound. To Kureha’s actual knowledge, such information is true and accurate in all material respect.
8.3    Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any Compound or Product or (b) the safety or usefulness for any purpose of the technology it provides hereunder.
8.4    Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 8.4 shall not be construed to limit either party’s indemnification obligations under Section 11.2 or right to seek damages for breach of Section 9.

9.	CONFIDENTIALITY
9.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for 10 years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement or any Information developed by the other party hereunder (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.
9.2    Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.
9.3    Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing or prosecuting Patents as permitted by this Agreement (subject to prior written consent of the party to whom the Confidential Information belongs);
(b)    regulatory filings for Products such party has a license or right to develop hereunder;
(c)    prosecuting or defending litigation as permitted by this Agreement;
(d)    complying with applicable court orders or governmental regulations;
(e)    in the case of Ocera, conducting development and/or commercialization activities in accordance with the licenses granted under Sections 2.1 and 2.6(a) consistent with normal business practices; and
(f)    disclosure to Affiliates, licensees or sublicensees, employees, consultants and agents in connection with performance of activities contemplated by this Agreement or to other Third Parties in connection with due diligence or similar investigations by such Third, including, without limitation, disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, licensee or sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.
Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Sections 9.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by applicable laws, rules or regulations.
9.4    Publications. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding research or development activities with respect to Compounds and Products, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party proposing the publication shall give the other party the opportunity to review and comment on any material proposed for publication, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within 30 days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The party proposing publication shall comply with the other party’s request to delete references to the Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications.
9.5    Publicity. It is understood that the parties intend to coordinate the issuance of press releases announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases and shall provide comments on such releases within five days of receipt, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press releases announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

10.	TERM AND TERMINATION
10.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until expiration of the Royalty Term in all countries in the Licensed Territory, unless earlier terminated in accordance with Section 10.2. After the expiration of this Agreement, on a country‑by‑country basis, in the Licensed Territory, Ocera will retain the license granted under Section 2.1, on condition that such license shall be fully paid-up and royalty-free, and the licenses granted under Section 2.6 will remain in effect. Kureha and Ocera agree that the Original Agreement is amended and restated in its entirety as set forth in this Agreement as of the Effective Date. The parties acknowledge that (a) references in this Agreement to Licensed Territory shall include countries that were not within the definition of Licensed Territory or Clinical Trial Territory under the Original Agreement only on and after the Effective Date, and (b) the Original Agreement was in effect from the Original Effective Date until the Effective Date of this Agreement.
10.2    Termination.
(g)    Termination for Cause. Each party shall have the right to terminate this Agreement upon written notice to the other party without any grace period upon the occurrence of item (i) below, or upon 60 days’ prior written notice to the other party upon the occurrence of item (ii) below:
(i)    Upon or after the bankruptcy, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or
(ii)    Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party.
However, if a party receives a written notice of termination notifying that it is in breach of a material provision of this Agreement, and, within 15 days after receipt of such notice of breach, such party in good faith disputes such allegation of breach, then such dispute shall be resolved under the procedures set forth in Section 12.1 below, in which case neither this Agreement nor the Supply Agreement shall be terminated and shall remain in full force and effect in accordance with their terms pending resolution in accordance with Section 12.1.
(h)    Termination by Ocera. Ocera shall have the right to terminate this agreement for any reason upon 90 days’ prior written notice to Kureha.
(i)    Termination by Kureha. If (i) Ocera makes an assignment or other transfer of its rights and obligations under this Agreement through a sale of all or substantially all of its business by way of merger, sale of stock, sale of assets or other similar transaction with any Third Party that manufactures, sells, markets or is developing a Competing Product in the Field in the Licensed Territory, (ii) Ocera does not obtain Kureha’s prior written consent as required by Section 12.6 and (iii) either (1) such Third Party does not agree in writing to divest of such Competing Product or (2) such Third Party agrees in writing to divest of such Competing Product but fails to consummate such within 6 months after the closing of the transaction between Ocera and such Third Party, then Kureha shall have the right to terminate this Agreement immediately upon written notice to Ocera.
10.3    Effect of Termination; Surviving Obligations.
(a)    Upon termination of this Agreement by Ocera pursuant to Section 10.2(a):
(i)    all rights under the license granted by Kureha to Ocera under Sections 2.1 and 2.6(a) shall automatically terminate and revert to Kureha, and all rights under the license granted by Ocera to Kureha under Section 2.6(b) shall automatically terminate and revert to Ocera;
(ii)    all Kureha Know-How shall be returned to Kureha and all Ocera Improvements shall be returned to Ocera within 60 days of such termination; and
(iii)    any permitted sublicenses granted under Sections 2.1 and 2.6(a) by Ocera shall automatically terminate and revert to Kureha.
(b)    Upon termination of this Agreement by Kureha pursuant to Sections 10.2(a) or 10.2(c), or by Ocera pursuant to Section 10.2(b):
(i)    all rights under the license granted by Kureha to Ocera under Sections 2.1 and 2.6(a) shall automatically terminate and revert to Kureha;
(ii)    any permitted sublicenses granted under Sections 2.1 and 2.6(a) by Ocera shall remain in effect, but shall be assigned to Kureha; provided, however, that (x) if Kureha reasonably determines that the key terms of any of such sublicenses are significantly less favorable to Kureha than, and/or materially different from those of this Agreement, then Kureha shall have an opportunity, after the assignment of the sublicense, to renegotiate such terms with the Sublicensee in good faith; and (y) should Kureha and the Sublicensee fail to agree on such terms within a reasonable period of time, then Kureha shall have the right to terminate the sublicense.
(iii)    all rights under the license granted by Ocera to Kureha under Section 2.6(b) shall automatically terminate and revert to Ocera; provided, however, that only in case of termination of this Agreement by Kureha pursuant to Section 10.2(a) or 10.2(c), all rights under the license granted by Ocera to Kureha under Section 2.6(b) shall remain in effect;
(iv)    all Kureha Know-How shall be returned to Kureha within 60 days of such termination; and all Ocera Improvements shall be returned to Ocera within 60 days of such termination except to the extent that Kureha retains a license under Section 2.6(b) as provided in Section 10.3(b)(iii); and
(v)    Kureha shall have the option to acquire from Ocera (with the right to license or sublicense) in accordance with reasonable terms to be mutually agreed to, all Regulatory Approvals, clinical data, and promotional, advertising, marketing and distribution rights or contracts for the Compound and/or Products that are Controlled by Ocera, and Ocera will use commercially reasonable efforts to have its Sublicensee agree to a provision comparable to this Section 10.3(b)(v) that would apply to such Sublicensee if such Sublicensee becomes a direct licensee of Kureha and the license to such Sublicensee is terminated by the Sublicensee as provided in Section 10.2(b) or by Kureha as provided in Sections 10.2(a) or 10.2(c), with references to Ocera in Sections 10.2(a), 10.2(b) and 10.2(c) being deemed to refer to such Sublicensee.
(c)    Following the expiration of the Term under Section 10.1, Ocera will retain the licenses granted to it under Section 2, except that all such licenses shall be fully paid and irrevocable, and Kureha will retain the license granted to it under Section 2.6(b), which shall be fully paid and irrevocable.
(d)    Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as otherwise provided herein, the provisions of Section 1, 4.4, 8.3, 8.4, 9, 10.3, 10.4, 10.5, 10.6, 11 and 12 shall survive the expiration or termination of this Agreement. In addition, Section 10.1 shall survive any expiration of this Agreement. Termination of this Agreement shall not limit any other rights and remedies of the parties.
(e)    Within 30 days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 10.3(a) or (b), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.
10.4    Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.
10.5    Damages; Relief. Subject to Section 10.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
10.6    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Ocera or Kureha are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against either party under the U.S. Bankruptcy Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

11.	INDEMNIFICATION
11.1    Indemnification by Kureha. Kureha hereby agrees to save, defend and hold Ocera and its Affiliates and their respective directors, officers, employees and agents (each, a “Ocera Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Ocera Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Kureha of the license granted to it under Section 2.6(b); (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Kureha or its Affiliates or licensees (other than Ocera or its Sublicensees); or (iii) the breach by Kureha of any material warranty, representation, covenant or agreement made by Kureha in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Ocera Indemnitee or the breach by Ocera of any material warranty, representation, covenant or agreement made by Ocera in this Agreement.
11.2    Indemnification by Ocera. Ocera hereby agrees to save, defend and hold Kureha and its Affiliates and their respective directors, officers, employees and agents (each, a “Kureha Indemnitee”) harmless from and against any and all Losses to which any Kureha Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Ocera of any license granted to it under Section 2.1(a) or 2.6(a); (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Ocera or any of its Sublicensees, or (iii) the breach by Ocera of any material warranty, representation, covenant or agreement made by Ocera in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Kureha Indemnitee or the breach by Kureha of any material warranty, representation, covenant or agreement made by Kureha in this Agreement.
11.3    Control of Defense. Any entity entitled to indemnification under this Section 11 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.
11.4    Insurance. Ocera, at its own expense, shall maintain product liability insurance with respect to its activities under this Agreement in an amount consistent with industry standards during the Term and shall name Kureha as an additional insured with respect to such insurance. Ocera shall provide a certificate of insurance evidencing such coverage to Kureha upon request.

12.	GENERAL PROVISIONS
12.1    Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Executive Officer of Ocera and the General Manager of Pharmaceuticals Division of Kureha. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and, within 20 days after such notice, such representatives of the parties shall meet for attempted resolution by good faith negotiations. If the representative of the parties have not been able to resolve the dispute within 30 days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved by final and binding compulsory arbitration in San Diego, the United States of America, or Tokyo, Japan pursuant to and in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce. Where Kureha initiates the arbitration, the arbitration will be held in San Diego, the United States of America, and where Ocera initiates the arbitration, the arbitration will be held in Tokyo, Japan. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical industry, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Sublicensee. Within 30 days after receipt of the original notice of binding arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 15 days of their appointment. Either party may apply to the arbitrators for interim injunctive relief until the arbitrators have rendered their decision or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitrators’ decision. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in any court having jurisdiction. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, provided that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable costs and expenses, including reasonable attorneys’ fees, in connection with arbitration of such controversy or claim. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial and certain rights of appeal. Notwithstanding anything to the contrary herein, any dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, shall not be subject to the arbitration provisions of this Section 12.1.
12.2    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.
12.3    Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, excluding the confidentiality agreement between the parties, dated July 26th, 2005. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.
12.4    Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.
12.5    Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.
12.6    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, other than transfer or sale to a Third Party that manufactures, sells, markets or is developing a Competing Product for use in the Field in the Licensed Territory (provided that a CKD Licensee that manufactures, sells, markets or is developing a Product shall not be considered a Third Party that sells or intends to sell a Competing Product), whether by merger, sale of stock, sale of assets or otherwise; provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or
(b)    to an Affiliate, provided that the assigning party shall remain liable and responsible to the non‑assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.
12.7    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
12.8    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.
12.9    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.
If to Ocera, notices must be addressed to:
Ocera Therapeutics, Inc.
12651 High Bluff Drive, Suite 230,
San Diego, CA 92130
United States of America
Attention: Chief Executive Officer
Telephone: +1-858-764-2475
Facsimile: +1-858-764-2476
If to Kureha, notices must be addressed to:
Kureha Corporation
3-3-2, Nihonbashi-Hamacho
Chuo-ku, Tokyo 103-8552
Japan
Attention: General Manager, Pharmaceuticals Division
Telephone: +81-3-3249-4738
Facsimile: +81-3-3249-4730
12.10    Force Majeure. Except for the obligation to make payment when due (which shall be fairly adjusted as a result of the effect of the applicable force majeure), each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to acts of God (including, without limitation, earthquake, fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, landslide, soil erosion, subsidence and epidemic), strikes, lock outs, acts of war, civil disorder or other similar events not within the reasonable control of the party concerned that render performance by such party of its obligations under this Agreement impossible; provided, however, that in no event shall an event that makes performance by a party of its obligations under this Agreement impossible solely due to the economic condition of such party be considered a force majeure event. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three‑month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 10.3, 10.4 and 10.5.
12.11    Interpretation.
(a)    Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.
(b)    Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. The term “including” shall not be deemed to be exclusive.
(c)    Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.
(d)    Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.
(e)    Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.
(f)    English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement shall be in the English language.
12.12    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
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IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.
KUREHA CORPORATION                 OCERA THERAPEUTICS, INC.
By: s/ Masahiko Fujii                      By: s/Laurent Fischer
Name: Masahiko Fujii, Ph.D.                 Name: Laurent Fischer, M.D.
Title: Executive Vice President & General Manager Title: President & CEO             Pharmaceuticals Division

EXHIBIT A
Kureha Patents

No.	Title	Region	No.	Situation
1	[ * ]	[*]	[*]	[*]
		[*]	[*]
2	[ * ]	[*]	[*]	[*]
		[*]	[*]	[*]
3	[ * ]	[*]	[*]	[*]
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4	[ * ]	[*]	[*]	[*]
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5	[ * ]	[*]	[*]	[*]
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6	[ * ]	[*]	[*]	[*]
		[*]	[*]
7	[ * ]	[*]	[*]	[*]
		[*]	[*]
8	[ * ]	[*]	[*]	[*]
		[*]	[*]	[*]
9	[ * ]	[*]	[*]	[*]

1.